Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1)	Form S-8 No. 333-145661 pertaining to the Orthofix International N.V. Amended and Restated 2004 Long-Term Incentive Plan;
(2)	Form S-8 No. 333-123353 pertaining to the Orthofix International N.V. 2004 Long-Term Incentive Plan;
(3)	Form S-8 No. 333-153389 pertaining to the Orthofix International N.V. Amended and Restated 2004 Long-Term Incentive Plan and the Orthofix International N.V. Amended and Restated Stock Purchase Plan;
(4)	Form S-8 No. 333-166510 pertaining to the Orthofix International N.V. Amended and Restated Stock Purchase Plan;
(5)	Form S-8 No. 333-172697 pertaining to the Orthofix International N.V. Amended and Restated Stock Purchase Plan;
(6)	Form S-8 No. 333-182952 pertaining to the Orthofix International N.V. 2012 Long-Term Incentive Plan;
(7)

Form S-8 No. 333-195797 pertaining to the Inducement Grant Non-Qualified Stock Option Agreement between Orthofix International N.V. and Bradley R. Mason, the Inducement Grant Non-Qualified Stock Option Agreement between Orthofix International N.V. and Mark A. Heggestad and the Inducement Grant Restricted Stock Agreement between Orthofix International N.V. and Mark A. Heggestad;

(8)	Form S-8 No. 333- 206098 pertaining to the Orthofix International N.V. 2012 Long-Term Incentive Plan;
(9)	Form S-4 No. 333-224407 of Orthofix International N.V.; and
(10)	Form S-8 No. 333-224548 pertaining to the Orthofix International N.V. Inducement Plan for Spinal Kinetics Employees.

of our report dated April 30, 2018, with respect to the consolidated financial statements of Spinal Kinetics, Inc. and its subsidiaries for the year ended December 31, 2017, included in this Current Report on Form 8-K of Orthofix International N.V.

/s/ Ernst & Young LLP

Dallas, Texas

May 11, 2018